Exhibit 99.1

For Release: July 12, 2012

JAMES O’BRIEN ELECTED TO ALBEMARLE BOARD

(Baton Rouge, LA) July 12, 2012 – Albemarle Corporation (NYSE: ALB) announced today that its board of directors has elected James J. O’Brien to the Board, effective immediately.

“A respected industry veteran, Jim’s specialty chemicals and financial background and industry insight will bring additional perspectives to an already strong and diverse board of directors,” commented Jim W. Nokes, Albemarle’s Chairman of the Board of Directors.

“We look forward to Jim’s contributions to the board and welcome him to the Albemarle team,” said Luke Kissam, Albemarle’s CEO. “Jim’s thirty plus years of experience will serve Albemarle and its shareholders well as we position the company to successfully leverage opportunities and strive toward our Vision 2015 goals.”

Mr. O’Brien is the Chairman and Chief Executive Officer of Ashland Inc., a specialty chemicals and technology company. He also serves as a director of Humana Inc., chairman of the board of trustees of Midway College, a member of the Dean’s Advisory Council for the Fisher Graduate College of Business at The Ohio State University, and a member of the board of directors of the American Chemistry Council.

Mr. O’Brien is a graduate of The Ohio State University, from which he earned a bachelor’s degree in accounting and finance and a master’s degree in business administration.

About Albemarle

Albemarle Corporation, headquartered in Baton Rouge, Louisiana, is a leading global developer, manufacturer, and marketer of highly-engineered specialty chemicals for consumer electronics, petroleum refining, utilities, packaging, construction, automotive/transportation, pharmaceuticals, crop protection, food-safety and custom chemistry services. The Company is committed to global sustainability and is advancing its eco-practices and solutions in its three business segments, Polymer Solutions, Catalysts and Fine Chemistry. Corporate Responsibility Magazine selected Albemarle to its prestigious “100 Best Corporate Citizens” list for 2010 and 2011. Albemarle employs approximately 4,000 people and serves customers in approximately 100 countries. Albemarle regularly posts information to www.albemarle.com, including notification of events, news, financial performance, investor presentations and webcasts, Regulation G reconciliations, SEC filings, and other information regarding the Company, its businesses and the markets we serve.

Media Contact: Ashley Mendoza, (225) 388-7137, Ashley.Mendoza@albemarle.com

Investor Relations Contact: Lorin Crenshaw, (225) 388-7322, Lorin.Crenshaw@albemarle.com

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Albemarle Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K.

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